Exhibit 10.1

DISTRIBUTORSHIP AGREEMENT

THIS DISTRIBUTORSHIP AGREEMENT (this “Agreement”) is made and entered into as of the 4th day of March, 2011 (the “Effective Date”), by and between DYNAMIC RATINGS, INC., a Wisconsin corporation ("Manufacturer") and TELKONET, INC., a Utah corporation ("Distributor").

RECITALS

A.

Manufacturer and Distributor desire to confirm the terms of the relationship by which Manufacturer sells and Distributor purchases and resells Series 5 Power Line Carrier products (the “Products”) manufactured by Manufacturer.

B.

Manufacturer and Distributor both desire that this Agreement result in a mutually profitable and enduring business relationship and recognize that the attainment of these objectives requires each of them to assume certain responsibilities.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.

APPOINTMENT.

(a)

Manufacturer appoints Distributor, and grants Distributor the right, to sell the Products worldwide for Non-Utility Applications (defined below). This is not an exclusive agreement and Manufacturer reserves the right to appoint other distributors who may sell the Products. For the purposes of this Agreement, “Utility Applications” shall mean installations where the product is used to transmit information for monitoring and/or control of electrical power apparatus. The owners of these utility applications may be investor owned utilities, public power utilities, independent power producers, government installations or industrial clients who own, operate or manage their own power substations and/or generation.  Non-Utility Applications shall mean any other installation where the transmitted data is for something other than the monitoring or control of electrical power apparatus.

(b)

During the term of this Agreement and any renewals of this Agreement, Distributor shall notify Manufacturer in writing of its intent to offer for sale or sell any product competitive with the Products. The notice shall be given at least 30 days prior to Distributor offering for sale any competitive product.

(c)

Upon at least 30 days written notice to Distributor, Manufacturer may, at its sole option, make additions to or eliminations from the Products which

Distributor is authorized to sell and service under this Agreement. The written notice shall constitute an amendment to this Agreement.

(d)

Manufacturer reserves the right to make changes or modifications in the design or discontinue the manufacture or sale of any Products.

(e)

In addition to other rights of Manufacturer, Manufacturer reserves the right to maintain direct contacts with customers and to make:

(i)

Sales of the Products to any customers for Utility or Non-Utility Applications;

(ii)

Sales of the Products to original equipment manufacturers or to other manufacturers for incorporation in, or resale with, products not manufactured by Manufacturer;

(iii)

Deliveries on a no-charge or replacement basis under warranty or in satisfaction of customer claim.

2.

TERM OF AGREEMENT. Subject to the provisions for termination as provided in Section 11 below, the initial term of this Agreement shall be for a period from the Effective Date through March 31, 2014. This Agreement shall be automatically renewed for 1 year terms on terms and conditions identical to those terms and conditions contained in this Agreement, unless written notice of termination is provided by either party at least 60 days prior to the end of the initial term or any 1 year renewal.

3.

PROMOTION BY DISTRIBUTOR. In the fulfillment of its obligations under this Agreement, Distributor agrees to do, without limitation, the following:

(a)

To actively promote through Distributor's own advertising, service and sales promotion activities, the purchase and use of the Products by customers;

(b)

To purchase, use and recommend the Products for normal or standard applications only, and to consult with Manufacturer regarding any non-standard applications;

(c)

To organize and maintain a sales and service organization that shall include trained sales personnel;

(d)

To maintain adequate financial records relating to the sale of the Products, in accordance with guidelines provided by Manufacturer. Upon Manufacturer's reasonable request, Distributor shall provide reports of financial information, inventory data, operating data and credit data related specifically to the Products as specified by Manufacturer, and it shall permit Manufacturer's officials or agents, to examine Distributor's financial and sales records related specifically to the Products upon reasonable notice; and

(e)

To be responsible for and to pay any and all sales tax, excise taxes or any other governmental or municipal charges imposed or levied based upon sales, storage, use or delivery of the Products to or by Distributor and to reimburse Manufacturer for any taxes, levies or assessments which Manufacturer may be required to pay or to reimburse to others.

4.

SUPPORT BY MANUFACTURER.

(a)

Manufacturer shall develop and maintain a Tier 2 support system for the Products.

(b)

Advertising, sales promotion and sales campaign materials shall be offered from time to time by Manufacturer to Distributor at no cost to Distributor.

5.

RELATIONSHIP OF MANUFACTURER AND DISTRIBUTOR. Manufacturer and Distributor acknowledge and agree that Distributor is an independent contractor, and not an employee, of Manufacturer. As an independent contractor, Distributor and its agents and employees are not agents or legal representatives of Manufacturer and have no authority to commit or bind Manufacturer in any manner.

6.

PRICING. Products pricing to Distributor shall be based upon a gross margin of sales by Distributor split of 50-50 between Manufacturer and Distributor. Manufacturer shall provide a gross price list for all Products to Distributor following each production batch. With each purchase order from Distributor to Manufacturer, Manufacturer will be provided with the end customer purchase order to Distributor (establishing a sales price) and a purchase order from Distributor to Manufacturer reflecting the 50-50 sharing of the total sales margin. This pricing structure shall be utilized for the duration of this Agreement.

7.

ADDITIONAL SALES INCENTIVE. Manufacturer will provide Distributor with an additional sales incentive (the “Sales Incentive”) for sales of Products by Distributor through March 31, 2013, calculated as follows:

(a)

25% of Manufacturer’s sales revenues of Products to Distributor from the date of this Agreement through March 31, 2012;

(b)

25% of Manufacturer’s sales revenues of Products to Distributor from April 1, 2012 through March 31, 2013;

(c)

The total value of the Sales Incentive, when combined with Consulting Compensation under the Consulting Agreement, dated the same date as this Agreement, shall not exceed $700,000.00; and

(d)

The Sales Incentive amounts shall be calculated and applied by Manufacturer to the Promissory Note of Distributor to Manufacturer, dated the same date as this Agreement, in the original principal amount of $700,000, on June 30, 2012 and June 30, 2013.

8.

GENERAL CONDITIONS.

(a)

Products may be branded as “Telkonet” or as “Dynamic Ratings” as preferred by Distributor and indicated in Distributor order to Manufacturers.

(b)

All sales from Manufacturer to Distributor shall be net 60 days through March 31, 2013. Thereafter, sales shall be net 30 days.

(c)

Manufacturer shall maintain a supply of Products to Distributor with at least 1 month’s average supply volume (based upon the prior year’s monthly average) available at any time. Any large order projects (those exceeding 2 month’s average supply, based upon the prior year’s monthly average) will require Distributor to provide a forecast to ensure adequate supply planning.

(d)

Distributor’s sales revenue from the sale of Products for Non-Utility Applications shall total at least $250,000.00 per calendar year (pro-rated for the partial 2011 year). Notwithstanding the foregoing, and to facilitate Distributor’s establishment of the distributorship, Distributor sales revenue for the first 3 years of this Agreement shall average at least $250,000 per year, calculated at the end of the third year of the term of this Agreement, and prorated for the partial 2011 year.

(e)

Manufacturer reserves the right to make alterations, additions to and eliminations from the price lists by written notice to Distributor (which may be in the form of revisions to the price lists or by price bulletins) which shall be effective only with respect to orders received by Manufacturer after the effective date of the revisions.

(f)

Special prices announced by Manufacturer from time to time on particular Products shall apply only for the period of time and upon conditions announced by Manufacturer and under no circumstances shall the special prices be regarded as modifications of the price lists of Manufacturer.

(g)

Interest at the rate of 12% per annum shall be charged on all unpaid, past-due amounts. Distributor's failure to pay accounts as set forth in this Agreement shall be cause for termination of this Agreement by Manufacturer if such failure if not cured within five days of written notice from Manufacturer.

(h)

[deleted]

(i)

All shipments to Distributor or customer of Distributor shall be F.O.B. Manufacturer's plant or warehouse. The Distributor shall pay transportation charges F.O.B. point of shipment.

(j)

The Distributor shall receive, sign for, unload and inspect the Products upon delivery, and within 30 days of receipt, shall give written notice to Manufacturer of any claim of incomplete delivery, defects or any other non-conformance of the goods delivered. Any attempted notice of revocation of acceptance by Distributor, to be effective, shall be in writing and made within 30 days after Distributor discovers or should have discovered the ground for the revocation of acceptance.

(k)

Delivery schedules agreed to by Manufacturer shall be construed as estimates and not as commitments. Should Manufacturer expressly agree to a firm delivery date in writing, however, Distributor may only cancel the order for delays in delivery not otherwise excused, after giving Manufacturer prompt notice and a reasonable period of grace. Distributor's right of cancellation of the order shall be its sole and exclusive remedy for unexcused delays in delivery, and Manufacturer shall not be liable to Distributor for any loss or damage incurred by Distributor for unexcused delays in delivery.

(l)

Manufacturer shall not be liable for delays in delivery for failure to manufacture or deliver due to:

(i)

Acts of God, acts of Distributor, acts of civil or military authorities, fire, labor disputes, floods, war, riot, delays in transportation, governmental import, currency or other regulations or controls;

(ii)

Inability to obtain sufficient quantities of necessary materials or components at prices acceptable to Manufacturer; or

(iii)

Any other causes beyond its control.

(m)

Distributor agrees that Manufacturer has, and Distributor grants to Manufacturer, a lien upon all of the Products supplied by Manufacturer to Distributor. The lien granted by Distributor to Manufacturer secures any and all amounts due Manufacturer from Distributor. Distributor authorizes Manufacturer to file any and all financing statements deemed necessary by Manufacturer to perfect the lien described in this Agreement and to take any and all other actions or steps Manufacturer reasonably deems necessary to create or perfect the lien, including, but not limited to, providing written notice of the lien to existing secured creditors of Distributor.

9.

WARRANTIES. The only warranty binding upon Manufacturer for the Products shall be in accordance with the terms of any Manufacturer's Warranty furnished by Manufacturer with the Products and also contained in Manufacturer's

Warranty Procedures. Distributor shall comply with all guidelines, procedures and recommendations established from time to time by Manufacturer for the communication, distribution and transmittal of any Manufacturer's Warranty. EXCEPT FOR ANY MANUFACTURER’S WARRANTY, MANUFACTURER MAKES NO WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE CONDITION OF THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY FOR MERCHANTABILITY FOR FITNESS FOR ANY PARTICULAR PURPOSE. Distributor shall be solely responsible for any warranty given to a customer which exceeds any warranty provided by Manufacturer.

10.

TRADEMARKS; TRADE NAMES; CONFIDENTIALITY.

(a)

Distributor shall not use, directly or indirectly, any trademarks or trade names that are now or may be owned or used by Manufacturer, as part of Distributor's corporate or business name, or in any way in connection with Distributor's business, except as set forth in this Agreement or in the manner or to the extent that Manufacturer may specifically consent to in writing. Upon termination of this Agreement, Distributor shall immediately discontinue, at its expense, all use of Manufacturer’s trademarks and trade names as part of Distributor's business or corporate name and all display of Manufacturer’s trademarks or trade names on signs and advertising.

(b)

Distributor shall hold in confidence at all times after the date of this Agreement all data or information of Manufacturer that is valuable to the business of Manufacturer, and not generally known to competitors, including, but not limited to, technical or non-technical data, a formula, pattern, compilation, program, computer software and related source code, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing that (i) derives economic value, actual or potential, from not being generally known to or readily ascertainable by proper means by other parties who can derive economic value from its disclosure or use and (ii) is the subject of efforts by Manufacturer that are reasonable under the circumstances to maintain its secrecy (“Proprietary Information”). Distributor shall not disclose, publish or make use of Proprietary Information at any time after the date of this Agreement without the prior written consent of Manufacturer, except as necessary for Distributor to perform its obligations under this Agreement. Notwithstanding the foregoing, the confidentiality obligations of this Section 10(b) shall not apply to information that is required to be disclosed pursuant to an order of a judicial authority or governmental entity having competent jurisdiction (provided Distributor provides Manufacturer with reasonable prior written notice of the order) or can be shown to have been generally available to the public at the time of disclosure to Distributor, other than as a result of a breach of this Section 10(b).

11.

TERMINATION AND RIGHTS UPON TERMINATION.

(a)

This Agreement may be terminated at any time by mutual consent of the parties in writing or may be terminated by either party upon written notice following a breach by the other party which remains uncured for 30 days following the delivery of a written notice of the breach.

(b)

Manufacturer may, at its option, terminate this Agreement, without notice to Distributor and effective at once, in the event:

(i)

There are instituted proceedings by or against Distributor in bankruptcy or under insolvency laws or for corporate reorganization or receivership or dissolution which are not vacated within 30 days from the date of filing;

(ii)

The Distributor makes an assignment for the benefit of creditors;

(iii)

The admitted insolvency of Distributor;

(iv)

The Distributor's place of business remains closed during regular business hours for more than 5 consecutive business days, except when closed by strikes or Acts of God;

(v)

The falsification of any records or reports by Distributor to Manufacturer;

(vi)

Unauthorized use of trademarks or trade names owned or used by Manufacturer;

(vii)

The failure or refusal by Distributor for a period of 30 days after written notice to perform any of its obligations under this Agreement; provided, however, Distributor’s failure to pay accounts as set forth in this Agreement shall be cause for termination by Manufacturer if such failure if not cured within five days of written notice from Manufacturer;

(viii)

Any warranty or representation made to induce Manufacturer to extend credit to Distributor, under this Agreement or otherwise, is false in any material respect when made.

(c)

Upon termination of this Agreement, all rights and obligations of the parties under this Agreement shall cease, except that the obligations of Distributor under Sections 8(g), 8(m), 10, 12, 13 and this Section 11 shall survive as well as the lien granted by Distributor to Manufacturer, which shall remain in full force and effect at any time that amounts are owing by Distributor to Manufacturer;

(i)

Upon termination of this Agreement, all amounts owing by one party to the other shall be immediately due and payable.

(ii)

Upon termination of this Agreement, all unshipped orders from Manufacturer to Distributor, at the option of Manufacturer, may be canceled without liability on the part of either party.

12.

INDEMNIFICATION AND HOLD HARMLESS. Distributor agrees to indemnify, hold harmless, and defend Manufacturer, and all directors, officers, agents, and representatives of Manufacturer, against and from any and all demands, damages, liabilities, costs (including attorneys’ fees), and claims of any nature related to or arising out of (i) injuries or damages caused by Distributor's intentional acts and/or negligence, or (ii) any breach by Distributor of any obligation under this Agreement.

13.

INSURANCE. Distributor shall keep Manufacturer's interest in the Products insured under policies with the provisions, for the amounts and by the insurers as shall be satisfactory to Manufacturer from time to time, and shall furnish evidence of the insurance satisfactory to Manufacturer.

14.

MISCELLANEOUS.

(a)

Assignment. Neither party may assign any of its rights or delegate any of its duties or obligations, in whole or in part, under this Agreement; provided, however, either party may assign any or all of its rights and/or its obligations under this Agreement, without the consent of the other party, to a subsidiary or an affiliate or a successor to all or substantially all of its business or assets to which this Agreement relates, whether by sale, merger, operation of law or otherwise. The rights and obligations of each party under this Agreement shall inure to benefit of and shall be binding upon the successors and assigns of such party.

(b)

Notices. Any notices, requests, demands, and other communications required or permitted to be given under this Agreement shall be deemed given, made and received when personally delivered, or 3 days after it is delivered to the U.S. Postal Service for mailing, addressed to the party at the following address:

If to Manufacturer:

Dynamic Ratings, Inc.

Attn: Tony Pink, C.O.O.

N53 W24794 South Corporate Circle

Sussex, WI 53089

If to Distributor:

TelKonet, Inc.

10200 W. Innovation Drive

Suite 300

Milwaukee, WI 53226

or to such other address as any party shall furnish to the other by notice given in accordance with this Section 14(b).

(c)

Waiver. The failure of either party to enforce at any time or for any period the provisions of this Agreement shall not be construed as a waiver of the provisions or of the right of the party to enforce each and every provision contained in this Agreement. The waiver of any default or the failure to exercise any of the foregoing rights shall not be deemed to be a waiver of any subsequent default or waiver of right to exercise any right granted in this Agreement.

(d)

Governing Law. This Agreement shall be governed by Wisconsin law. The parties further agree that the exclusive venue and jurisdiction for any claims or disputes under this Agreement is Milwaukee County, Wisconsin, notwithstanding conflicts of laws principles.

(e)

Severability. In the event that any provision of this Agreement is declared void or unenforceable by any competent legislative or judicial authority of the United States or any state, such declaration shall not affect the enforceability of any other provisions of this Agreement, it being intended that this Agreement shall be severable and applied as if any void or unenforceable provision had not been included in this Agreement.

(f)

Sole Agreement. This Agreement contains the entire Agreement between Distributor and Manufacturer with respect to the resale of the Products.

(g)

Amendment. No amendment, alteration or modification of any of the provisions of this Agreement shall be binding on the Manufacturer unless agreed to in writing and signed by an officer of the Manufacturer.

(h)

Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent of this Agreement or any provision of this Agreement.

[signature page attached]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

MANUFACTURER DYNAMIC RATINGS, INC. By: /s/ Tony Pink Name: Tony Pink Title: GM & COO	DISTRIBUTOR TELKONET, INC. By: /s/ Jason Tienor Name: Jason Tienor Title: President & CEO